UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2009

BRIGGS & STRATTON CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	1-1370	39-0182330
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12301 West Wirth Street, Wauwatosa, Wisconsin 53222
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (414) 259-5333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with John S. Shiely’s planned retirement as Chief Executive Officer, Briggs & Stratton Corporation (the “Company”) entered into an Early Retirement Agreement (the “Agreement”) with Mr. Shiely on August 21, 2009. Pursuant to the Agreement, Mr. Shiely will retire as an employee and Chief Executive Officer of the Company and as a director and Chairman of the Board of Briggs & Stratton Power Products Group, LLC effective December 31, 2009, and Mr. Shiely will continue to be a participant in the Company’s incentive compensation plans until such retirement. At that time, the standard employment agreement and standard change in control agreement between Mr. Shiely and the Company will terminate, except that the non-disclosure, non-solicitation and non-competition provisions will continue in accordance with their respective terms.

After Mr. Shiely’s retirement, the provisions of the incentive plans governing employees who qualify for early retirement will govern the awards to Mr. Shiely under the plans and (a) any outstanding stock options awarded to Mr. Shiely but not yet exercisable will immediately become exercisable in accordance with the terms and conditions stated in the award agreements, (b) any outstanding deferred stock awarded to Mr. Shiely will continue to be subject to the vesting requirements and other terms and conditions stated in the award agreements (but in no event later than the fifth anniversary of grant date), and (c) Mr. Shiely’s eligibility for cash and stock awards with respect to the 2009 and 2010 plan years will be determined in accordance with the terms of the Company’s incentive compensation plans and in a manner consistent with the treatment of other executive officers.

Because of limitations on the amount of stock options that may be awarded annually under the Company’s stock option program, Mr. Shiely will have a carryover of $420,226 at the time of his retirement. Under the Agreement, Mr. Shiely will receive a stock option award in 2010 equivalent in value to the amount of the carryover. Consistent with the treatment of Mr. Shiely’s other stock options, the options will vest immediately and remain exercisable until the third anniversary of the grant date.

The Board of Directors has nominated Mr. Shiely for re-election as a director of the Company at the 2009 annual meeting of shareholders. If Mr. Shiely is re-elected as a director at the 2009 annual meeting, the Agreement provides that he will continue to serve as director and Chairman of the Board until conclusion of the 2010 annual meeting of shareholders, at which time his retirement from these positions shall become effective.

The Agreement also provides that as consideration for his commitment to serve as a director and Chairman of the Board following his retirement as an employee and Chief Executive Officer, the Company will provide Mr. Shiely with certain compensation and benefits, including the same compensation provided to other non-employee directors pro-rated for his period of service as a director, a monthly cash fee of $4,166.67 for his period of service as non-employee Chairman of the Board, continued eligibility for the same medical, dental and vision care benefits provided to employees of the Company and their spouses until

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Mr. Shiely reaches the age of 65 and his spouse reaches the age of 65 (provided that Mr. Shiely pays the actuarial-determined cost for such coverage), and office space for the period from January 1, 2010 through December 31, 2012 (including part-time services of an administrative assistant and telecommunications service) in order to provide consultation to the Company as needed.

The Agreement does not reduce or affect the eligibility of Mr. Shiely or his family or the amount of compensation and benefits to which Mr. Shiely or his family may be entitled under any qualified and non-qualified retirement and welfare benefit plans or programs of the Company during his employment by the Company or because of his early retirement.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Early Retirement Agreement between Briggs & Stratton Corporation and John S. Shiely

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRIGGS & STRATTON CORPORATION
(Registrant)

Date: August 24, 2009	By:	/s/ James E. Brenn
James E. Brenn
Senior Vice President and Chief Financial Officer
Duly Authorized Officer

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

EXHIBIT INDEX

Exhibit No.	Description
10.1	Early Retirement Agreement between Briggs & Stratton Corporation and John S. Shiely